                                                                    Exhibit 3.53

                                                                FILED
                                                        In the Office of the
                                                     Secretary of State of Texas

                                                            JUL 13 1990

To the Secretary of State                               Corporations Section
   of the State of Texas:

     C T Corporation System, as the registered agent for the domestic and foreign corporations named on the attached list submits the following statement for the purpose of changing the registered office for such corporations, in the State of Texas:

1.   The name of the corporation is See attached list

2. The post office address of its present registered office is c/o C T CORPORATION SYSTEM, 1601 ELM STREET, DALLAS, TEXAS 75201

3. The post office address to which its registered office is to be changed is c/o C T CORPORATION SYSTEM, 350 N. ST. PAUL STREET, DALLAS, TEXAS 75201

4.   The name of its present registered agent is C T CORPORATION SYSTEM

5.   The name of its successor registered agent is C T CORPORATION SYSTEM

6. The post office address of its registered office and the post office address of the business office of its registered agent, as changed, will be identical.

7. Notice of this change of address has been given in writing to each corporation named on the attached list 10 days prior to the date of filing of this certificate.

Dated July 2, 1990.

                                         C T CORPORATION SYSTEM


                                         By /s/ Illegible
                                            ------------------------------------
                                               Its Vice President